Exhibit 4.78

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) dated as of December 30, 2020, is made by and between

American West Pacific International Investment Corporation (“AWP” or the “Lender”)

1 Sansome Street, Suite 3500

San Francisco, CA 94104

and

Borqs Technologies, Inc. (“Borqs” or the “Borrower”)

5201 Great America Parkway, Suite 3250

Santa Clara, CA 95054

IN CONSIDERATION OF the Lender loaning certain monies (the “Loan”) to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement.

1.	Loan Amount, Interest Rate and Repayment

The Lender lends US$1,000,000 to the Borrower and the Borrower promises to repay this principal amount in its entirety to the Lender, with interest to be accrued at the rate by 12% per annum, after 6 months from the date the Loan amount is received by the Borrower.

The Lender intends to fund the Loan amount on the day of the execution of this Agreement. The Due Date shall be defined as 6 months after the Borrower receives the Loan amount. The principal amount is payable in full by the Due Date, and the interest of $10,000 shall be paid monthly to the Lender on the same day as the Loan amount is received by the Borrower, until the principal is completely paid off. In the event that repayment is not made by the Due Date or at the most 5 calendar days past the Due Date, or if there is a Default, Lender, at its option and upon notice, shall have the right to convert the Loan amount and interest earned thereon into 4,000,000 shares of restricted ordinary shares as payment in full. This loan is guaranteed by the Nasdaq listed company of Borqs Technologies, Inc. which shall cause 4,000,000 ordinary shares to be issued immediately after the Borrower has received the loan, and such shares shall be held in escrow at Continental Stock Transfer & Trust Company.

In the event of a Default and if Lender elects to convert the Loan Amount and accrued interest earned thereon into 4,000,000 ordinary shares, Borrower will, at its cost, make the appropriate applications and filings in the appropriate court, to have such ordinary shares to be issued without restriction pursuant to a hearing under Section 3(a)(10) of the Securities Act of 1933.

2.	Default

Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement or fails to pay the principal amount and accrued interest by the Due Date, then the Lender may declare the principal amount owing to be immediately due and payable.

3.	Governing law

This Agreement will be construed in accordance with and governed by the laws of the State of California.

4.	Costs

All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately become payable by the Borrower to the Lender.

5.	Binding Effect

This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Lender and Borrower. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

6.	Amendments

This Agreement may only be amended by a written instrument executed by both the Lender and the Borrower.

7.	Severability

The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

8.	General Provisions

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

9.	Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their authorized representatives’ signatures as of the date first above written.

For the Lender		For the Borrower
American West Pacific International		Borqs Technologies, Inc.
Investment Corporation

By:		By:
Name:	Sherry H. Jiang	Name:	Pat Sek Yuen Chan
Title:	President	Title:	Chief Executive Officer

By:
		Name:	Anthony K. Chan
Chief Financial Officer